Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

DDC Enterprise Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.40 per share	(1)	Other	12,100,000	$8.20	$99,220,000.00	0.0001381	$13,702.28

Total Offering Amounts:							$99,220,000.00		13,702.28
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$13,702.28

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Offering Note(s)

(1)	Represents a total of 12,400,000 Class A Ordinary Shares of DDC Enterprise Limited (the “Company”) that will be offered for resale by the selling shareholders from time to time pursuant to the prospectus contained herein. Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Estimated in accordance with Rule 457(c) and (g) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.20 per share, which is the average of the high and low prices of the Registrant’s Class A Ordinary Shares, as reported on the NYSE American, on October 20, 2025.